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                                                                    Exhibit 4.17

                            STOCK PURCHASE AGREEMENT


         THIS AGREEMENT is made and entered into as of this 10th day of June, 1996 between The Cerplex Group, Inc., a Delaware corporation (the "Company") and the investors listed on Schedule A attached hereto (individually an "Investor" and collectively the "Investors").

         WHEREAS, the Company intends to sell to the Investors, and the Investors desire to purchase from the Company, shares of Series B Preferred Stock convertible into Common Stock; and

         WHEREAS, concurrently with the execution of this Agreement, the Company and the Investors have entered into an agreement in the form attached hereto as Exhibit A granting certain registration rights to the Investors (the "Registration Rights Agreement"), such agreement being entered into by the parties hereto and concurrently herewith.

         NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions set forth below, and in reliance on the representations and warranties herein provided, the parties intending to be legally bound agree as follows:

         1.       Purchase and Sale.

                  (a) The Purchase. Subject to the terms and conditions of this Agreement, each Investor agrees, severally, to purchase at the Closing, and the Company agrees to sell and issue to each Investor at the Closing, at a price per share of $1,000.00, that number of shares of the Company's Series B Preferred Stock (the "Preferred Stock"), set forth opposite each Investor's name on Schedule A hereto for the aggregate purchase price set forth therein. The Company intends to sell a maximum of 8,000 shares of the Preferred Stock for an aggregate maximum purchase price equal to $8,000,000.

                  (b) The Closing. The purchase and sale of the Preferred Stock shall take place at the offices of Stradling, Yocca, Carlson & Rauth, 660 Newport Center Drive, Suite 1600, Newport Beach, California, at 11:00 a.m. on June 10, 1996, or at such other time and place as the Company and Investors acquiring in the aggregate more than half the shares of the Preferred Stock sold pursuant hereto mutually agree upon orally or in writing (which time and place are designated as the "Closing"). At the Closing, the Company shall deliver to each Investor a certificate registered in such Investor's name, representing the Preferred Stock which such Investor is purchasing against delivery to the Company by such Investor of a check or wire transfer in the amount of the purchase price therefor payable to the Company's order.

         2.       Conditions to Obligations.

                  (a) Conditions to the Investors' Obligations. The obligation of the Investors to purchase and pay for the Preferred Stock contemplated by
Section 1 at the Closing shall be subject to the satisfaction of each of the following conditions precedent, the waiver of which shall not be effective against any Investor who does not consent in writing thereto:
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                      (i) Representations and Warranties. Each of the
representations and warranties of the Company set forth in Section 3 shall be true and correct as if made at the Closing.

                      (ii) Performance. The Company shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

                      (iii) Certificate of Designation of Preferences. The Certificate of Designation of Preferences of Series B Preferred Stock substantially in the form of Exhibit B attached hereto (the "Certificate of Designation") shall have been duly adopted by the Board of Directors of the Company and filed with the Delaware Secretary of State.

                      (iv) Compliance Certificate. The Chief Executive Officer, Chief Operating Officer or Chief Financial Officer of the Company shall deliver to each Investor at the Closing a certificate certifying that the conditions specified in subsections (i) and (ii) of this section 2(a) have been fulfilled.

                      (v) Opinion of Counsel to the Company. Each Investor shall have received from Brobeck, Phleger & Harrison, counsel for the Company, an opinion dated as of the Closing, substantially in the form set forth in Exhibit C attached hereto.

                      (vi) Qualifications. All authorizations, approvals, or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Preferred Stock to the Investors pursuant to this Agreement shall have been duly obtained and shall be effective on and as of the Closing, except for any post-sale filings that may be required under federal and state securities laws.

                      (vii) Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to each Investor and the Investors' counsel, and they shall have received all such counterpart original and certified or other copies of such documents as they may reasonably request.

                      (viii) Registration Rights Agreement. The Company and each Investor shall have entered into a Registration Rights Agreement in the form attached hereto as Exhibit A and all third party consents to the execution and delivery of the Registration Rights Agreement shall have been obtained.

                      (ix) Irrevocable Proxies/Voting Agreements. The Investors shall have received from stockholders holding more than fifty percent (50%) of the outstanding voting capital stock of the Company Irrevocable Proxies/Voting Agreements substantially in the form of Exhibit D attached hereto with respect to the proposal to be considered to authorize the issuance of Preferred Stock as provided in Section 5(f) below.

                  (b) Conditions to the Company's Obligations. The obligations of the Company to each Investor under this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions by that Investor, any one or more of which may be waived by the Company:

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                      (i) Representations and Warranties. Each of the
representations and warranties of the Investor set forth in Section 4 shall be true and correct as if made at the Closing.

                      (ii) Payment of Purchase Price. The Investor shall have delivered payment of the aggregate purchase price of the Preferred Stock to be purchased by such Investor.

                      (iii) Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to the Company and the Company's counsel, and they shall have received all such counterpart original and certified or other copies of such documents as they may reasonably request.

                      (iv) Performance. The Investor shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

                      (v) Qualifications. All authorizations, approvals, or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Preferred Stock to the Investors pursuant to this Agreement shall have been duly obtained and shall be effective on and as of the Closing, except for any post-sale filings that may be required under federal and state securities laws.

         3. Representations and Warranties of the Company. Except as set forth on the Schedule of Exceptions attached hereto as Schedule B, specifically identifying the relevant subparagraph hereof, which exceptions shall be deemed to be representations and warranties as if made hereunder, the Company hereby represents and warrants to each Investor that:

                  (a) Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business as a foreign corporation in each jurisdiction where failure to qualify would have a materially adverse effect on the financial condition, assets, liabilities, prospects, business or properties of the Company (a "Material Adverse Effect"). The Company has full power and authority to own its properties, to carry on its business as presently conducted and to carry out the transactions contemplated hereby.

                  (b) Authorization. The Company has full power to execute, deliver and perform this Agreement and the Registration Rights Agreement, and this Agreement and the Registration Rights Agreement have been duly executed and delivered by the Company and are the legal, valid and, assuming due execution by the other parties hereto, binding obligations of the Company, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors' rights generally, and to general equitable principles. The execution, delivery and performance of this Agreement and the Registration Rights Agreement, including the sale, issuance and delivery of the Preferred Stock, have been duly authorized by all necessary corporate actions of the Company and its stockholders.

                  (c) Valid Issuance of Preferred and Common Stock. The shares of Preferred Stock being purchased by the Investors hereunder, when issued, sold and delivered in accordance with the terms hereof for the consideration expressed herein, will be duly and validly issued, and, based in part upon the representations of the Investors in this Agreement, will be issued in

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compliance with the registration and qualification requirements of all applicable federal and state securities laws and such shares of Preferred Stock will be fully paid and non-assessable. The rights, privileges and preferences of the Preferred Stock will be as stated in the Company's Certificate of Designation, attached hereto as Exhibit B. The shares of Common Stock issuable upon conversion of the Preferred Stock purchased under this Agreement have been duly and validly reserved for issuance and, upon issuance in accordance with the terms of the Certificate of Designation, shall be duly and validly issued, fully paid and nonassessable, and issued in compliance with the registration and qualification requirements of all applicable securities laws, as presently in effect, of the United States and each of the states whose securities laws govern the issuance of any of the Preferred Stock hereunder.

                  (d) Governmental Approvals. Based in part on the representations made by the Investors in Section 4, no authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, under any applicable laws, rules or regulations presently in effect, is or will be necessary for, or in connection with, the offer, issuance, sale, execution and delivery by the Company of the Preferred Stock or for the performance by the Company of its obligations under this Agreement, except for filings under applicable securities laws which will be made by the Company within the prescribed periods.

                  (e) Litigation. There is no litigation or governmental proceeding or investigation pending or, to the best knowledge of the Company, threatened against the Company which would have a Material Adverse Effect or which would materially and adversely affect the execution and delivery of this Agreement or the performance by the Company of its obligations hereunder.

                  (f) Subsidiaries; Charter Documents. Except as set forth in the Schedule of Exceptions, the Company has no active subsidiaries and does not otherwise directly or indirectly control any other business entity. The Company has furnished the Investors with copies of its Certificate of Incorporation and Bylaws, as currently in effect, together with any amendments or Certificates of Designation thereto as of the date hereof. The documents so furnished are true, correct and complete copies of the existing original documents, and contain all modifications, amendments, deletions and revocations.

                  (g) Financial Statements. The Company has delivered to the Investors copies of the Company's Quarterly Reports on Form 10-Q for the quarter ended March 31, 1996 and the Annual Report on Form 10-K for the year ended December 31, 1995, containing audited consolidated balance sheets, statements of income and changes in financial position for the Company for the fiscal year ended December 31, 1995 (the "Financial Statements"). The Financial Statements are complete and correct in all material respects, have been prepared in accordance with generally accepted accounting principles, consistently applied, and fairly present the financial position of the Company as of each such date and the results of operations for each such periods then ended.

                  (h) Absence of Certain Developments. Since March 31, 1996, there has been no (i) material adverse change in the condition, financial or otherwise, of the Company or its assets, liabilities, properties, business, operations or prospects generally, (ii) declaration, setting aside or payment of any dividend or other distribution with respect to the capital stock of the Company, (iii) loss, destruction or damage to any property of the Company, whether or not insured, or the occurrence of any other event, which has or is likely to have a Material Adverse Effect, (iv) material

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change in the compensation to officers or directors, (v) any material transactions with any insiders or affiliates of the Company or (vi) the entering into or termination of any material agreements by the Company. The Company has not failed to disclose to the Investors any material facts, or omitted to state any material facts necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

                  (i) Absence of Undisclosed Liabilities. Except for liabilities arising in the ordinary course of its business, since March 31, 1996 the Company has no material accrued or contingent liability which is reasonably likely to occur arising out of any transaction or state of facts existing prior to the date hereof.

                  (j) Business. The Company has all necessary franchises, permits, governmental licenses and other governmental rights and privileges necessary to permit it to own its properties and to conduct its present business, except where the failure to do so would not have a Material Adverse Effect. The Company is not in violation of any law, regulation, authorization or order of any public authority relevant to the ownership of its properties or the carrying on of its present business, except where such violation would not have a Material Adverse Effect.

                  (k) Non-Contravention. The execution, delivery and performance by the Company of this Agreement and the Registration Rights Agreement does not and will not (i) contravene or conflict with the Certificate of Incorporation, as amended, or Bylaws of the Company, or (ii) contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to the Company, or (iii) any contract, agreement or instrument to which the Company is a party or by which any of its properties or assets is subject, in any manner which would materially and adversely affect the Investors' rights or their ability to realize the intended benefits under this Agreement or the Registration Rights Agreement, or which would have a Material Adverse Effect.

                  (l) Filings. The Company has filed all reports required to be filed with the Commission under the Securities Exchange Act of 1934 (the "1934 Act"), including (i) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, (ii) its Quarterly Reports on Form 10-Q for its fiscal quarters ending March 31, 1995, June 30, 1995, September 30, 1995 and March 31, 1996, and (iii) all of its other reports (including without limitation reports on Form 8-K, statements, schedules and registration statements filed with the Commission since December 31, 1994). As of its filing date, no such report or statement filed pursuant to the 1934 Act contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

                  (m) Registration Rights Agreement. The Company has entered into the Registration Rights Agreement with each Investor as provided in Section 2(a)(ix), and, other than the registration rights described in the Schedule of Exceptions, no other registration rights currently exist.

                  (n) Indemnification. The Company maintains provisions in its Certificate of Incorporation or Bylaws, as amended, for the indemnification of its officers and directors to the fullest extent permitted by law.

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                  (o) Insurance. The Company has in full force and effect fire and casualty insurance policies, with extended coverage, sufficient in amount (subject to reasonable deductibles) to allow it to replace any of its properties that might be damaged or destroyed. The Company has in full force and effect products liability insurance in amounts customary for companies similarly situated.

                  (p) Tax Returns, Payments and Elections. The Company has filed all tax returns and reports as required by law. These returns and reports are true and correct in all material respects. The Company has paid all taxes and other assessments due, except those contested by it in good faith which are listed in the Schedule of Exceptions. The Company has not elected pursuant to the Internal Revenue Code of 1986, as amended ("Code"), to be treated as a collapsible corporation pursuant to Section 341(f) or Section 1362(a) of the Code, nor has it made any other elections pursuant to the Code (other than elections which relate solely to methods of accounting, depreciation or amortization) which would have a Material Adverse Effect.

                  (q) Environmental and Safety Laws. The Company is not in violation of any applicable statute, law, or regulation relating to the environment or occupational health and safety, which could have a Material Adverse Effect and, based on the Company's business as currently conducted, no material expenditures are or will be required in order to comply with any such existing statute, law, or regulation.

                  (r) Patents and Trademarks. To the best of its knowledge, the Company has sufficient title and ownership of, or has obtained licenses on terms which will not result in any Material Adverse Effect, all patents, trademarks, service marks, trade names, copyrights, trade secrets, information, proprietary rights and processes necessary for its business as now conducted without any conflict with or infringement of the rights of others. There are no outstanding material options, licenses, or agreements of any kind relating to the foregoing other than in the ordinary course of business, nor is the Company bound by or a party to any material options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other person or entity other than in the ordinary course of business. All material agreements pursuant to which the Company is either the licensor or licensee of any patent, patent application, copyright, trademark, service mark, trade secret or other intellectual property are identified on the Schedule of Exceptions. All third party licenses referred to above are in full force and effect and neither the Company nor any other party thereto are in material breach or default under any provisions of any such license. The Company has not received any communications alleging that the Company has violated or, by conducting its business as proposed, would violate any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity, the infringement or violation of which would have a Material Adverse Effect. The Company is not aware that any of its employees are obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of their respective best efforts to promote the interests of the Company or that would conflict with the Company's business as proposed to be conducted. The Company does not believe it is or will be necessary to utilize any inventions of any of its employees (or people it currently intends to hire) made prior to their employment by the Company.

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                  (s) Capitalization. The authorized, issued and outstanding
Capital Stock of the Company is as set forth on the Schedule of Exceptions. Except as set forth on the Schedule of Exceptions, there are no outstanding rights of first refusal, preemptive rights, or other rights, options, warrants, conversion rights, or other agreements either directly or indirectly for the purchase or acquisition from the Company of any shares of its Capital Stock.

                  (t) Employee Benefit Plans. The Schedule of Exceptions contains a true and complete list of all of the defined benefit plans of the Company. Each defined benefit plan of the Company is in compliance with the applicable provisions of the Employee Retirement Income Security Act ("ERISA"), except where the noncompliance would not have a Material Adverse Effect. Each of the Company defined benefit plans which is intended to constitute a qualified plan within the meaning of Section 401 of the Internal Revenue Code of 1986, as amended, is so qualified and has been determined by the Internal Revenue Service to be so qualified. All contributions due and payable to or under the Company's defined benefit plans have been made.

                  (u) Labor Relations. None of the employees of the Company is represented by a labor union and no petition has been filed or proceedings instituted by any employee or group of employees with any labor relations board seeking recognition of a bargaining representative. There are no controversies or disputes pending between the Company and its employees, except for controversies and disputes with individual employees arising in the ordinary course of business which have not had and will not have, individually or in the aggregate a Material Adverse Effect.

                  (v) Material Contracts and Agreements. Except as set forth in the Schedule of Exceptions, the Company does not have any material contract, agreement, lease or other commitment, written or oral, absolute or contingent. All material contracts, agreements and instruments to which the Company is a party are valid, binding and in full force and effect in all material respects without any material breach by any party thereto.

         4. Representations, Warranties and Covenants of the Investor. Each Investor hereby represents, warrants and covenants to the Company as follows:

                  (a) Investment Experience. The Investor is an "accredited investor" within the meaning of Rule 501 under the Securities Act of 1933, as amended (the "1933 Act"), and, in the case of any Investor which is a partnership or other legal entity, was not organized for the specific purpose of acquiring the Preferred Stock. Such Investor has sufficient knowledge and experience in investing in companies similar to the Company in terms of the Company's stage of development so as to be able to evaluate the risks and merits of its investment in the Company and it is able financially to bear the risks thereof.

                  (b) Purchase for Own Account. The Investor is acquiring the Preferred Stock for investment for its own account and not with the view to, or for resale in connection with, any distribution thereof. Such Investor has no present intention of selling, granting any participation in, or otherwise distributing the same. Such Investor does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer, or grant participations to such person or to any third person, with respect to any of the Preferred Stock. The Investor understands that the shares of Preferred Stock have not been registered under the 1933 Act by reason of an exemption from the registration provisions of the 1933 Act which depends upon, among other things, the bona fide nature of its investment intent as expressed herein.

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                  (c) Restricted Securities. The Investor understands that the
Preferred Stock, and any Common Stock issuable upon conversion thereof, may not be sold, transferred, or otherwise disposed of without registration under the 1933 Act, or an exemption therefrom, and that in the absence of an effective registration statement covering the Preferred Stock, and Common Stock issuable upon conversion thereof, or an available exemption from registration under the 1933 Act, the Preferred Stock, and any Common Stock issuable upon conversion thereof, must be held indefinitely. In the absence of an effective registration statement covering the Preferred Stock or any Common Stock issuable upon conversion thereof, the Investor will sell, transfer, or otherwise dispose of the Preferred Stock, and any Common Stock issuable upon conversion thereof, only in a manner consistent with its representations and agreements set forth herein.

                  (d) Information. The Investor believes it has received all of the information it considers necessary or appropriate for deciding whether to purchase the Preferred Stock. The Investor further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Preferred Stock. The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 3 of this Agreement or the right of the Investor to rely thereon.

                  (e) Legend. It is understood that the certificates evidencing the Preferred Stock, and any Common Stock issued upon conversion thereof, may bear substantially the following legends:

                           (i) THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER
THE SECURITIES ACT OF 1933. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF SUCH ACT.

                           (ii) Any legend required by the laws of the State of
California or any other applicable jurisdiction.

                  (f) Voting. The Investor hereby agrees to vote his, her or its voting capital stock of the Company for any proposal to authorize the issuance and authorization of the Preferred Stock and the conversion thereof into shares of Common Stock.

         5. Covenants of the Company. Without limiting any other covenants and provisions hereof, the Company covenants and agrees that:

                  (a) The Company will provide each Investor with copies of the Company's Quarterly Reports on Form 10-Q, Annual Reports on Form 10-K and Annual Reports to Stockholders within twenty (20) days of the filing of such documents with the Commission; provided, however, that such obligation shall terminate as to any Investor upon the earlier of (i) the sale, disposition or conversion into Common Stock of all of such Investor's Preferred Stock or (ii) such time as such Investor holds less than 500 shares of Preferred Stock and/or an equivalent number of shares of Common Stock which are issuable upon conversion of 500 shares of Preferred Stock.

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                  (b) The Company will permit each Investor who holds at least
500 shares of Preferred Stock and/or an equivalent number of shares of Common Stock which are issuable upon conversion of 500 shares of Preferred Stock, at such Investor's expense, to visit and inspect the Company's properties, to examine its books, accounts and records and to discuss the Company's affairs, finances and accounts with its officers, all at such reasonable times as may be requested by the Investor; provided, however, that the Company shall not be obligated pursuant to this Section 5(b) to provide access to any information which it reasonably considers to be a trade secret or similar confidential information and, provided further, that all obligations under this Section 5(b) shall terminate as to any Investor upon the earlier of (i) the sale, disposition or conversion into Common Stock of all of such Investor's Preferred Stock or
(ii) such time as such Investor holds less than 500 shares of Preferred Stock.

                  (c) The Company will maintain provisions in its Certificate of Incorporation or Bylaws for the indemnification of its officers and directors to the fullest extent permitted by law for so long as any representative of any of the Investors serves on the Company's Board of Directors.

                  (d) The Company will use its best efforts to obtain and keep directors' and officers' liability insurance in the amount of at least $3,000,000 if such coverage is available at commercially reasonable rates. Such coverage will be kept in place for so long as any representative of any of the Investors serves on the Company's Board of Directors.

                  (e) The Company will use the proceeds from the sale of the Preferred Stock for repayment of existing indebtedness in the approximate amount of twenty-five percent (25%) of the proceeds, and the remainder for general corporate purposes.

                  (f) The Company shall include in its proxy materials for its next scheduled annual meeting of stockholders, a proposal to authorize the issuance of the Preferred Stock, and the conversion thereof into shares of Common Stock to satisfy the requirements of the Bylaws of the National Association of Securities Dealers, Inc.

         6.       Miscellaneous.

                  (a) No Waiver: Cumulative Remedies. No failure or delay on the part of the Investors or the Company in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

                  (b) Amendments, Waivers and Consents. Except as otherwise expressly provided in this Agreement, changes in or additions to this Agreement may be made, and compliance with any covenant or provision herein or therein set forth may be omitted or waived (either generally or in a particular instance and either retroactively or prospectively), so long as the Company and the holders of at least a majority of the then outstanding shares of Preferred Stock issued hereunder and/or an equivalent number of then outstanding shares of Common Stock which have been issued upon conversion of shares of Preferred Stock which are held by the Investors and/or transferees of an Investor other than pursuant to a public sale, so agree in writing. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each Investor and their transferees.

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Any waiver or consent may be given subject to satisfaction of conditions stated
therein and any waiver or consent shall be effective only to the extent expressly set forth therein.

                  (c) Addresses for Notices. All notices, requests, demands and other communications provided for hereunder to be sent to the Investors shall be in writing (including telegraphic communication) and mailed, telecopied or delivered to the applicable party at the addresses indicated on Schedule A hereto. Any such notices, requests, demands or other communications to the Company shall be sent to:

         The Cerplex Group, Inc.
         1382 Bell Avenue
         Tustin, California  92680
         Attention:  Bruce D. Nye

         with a copy to:

         Brobeck, Phleger & Harrison
         4675 MacArthur Court, Suite 1000
         Newport Beach, California  92660-1836
         Attention:  Frederic A. Randall, Jr., Esq.

Any party to this Agreement may change its address by written notice to the other party complying as to delivery with the terms of this Section. All such notices, requests, demands and other communications shall, when delivered by courier, mailed or telecopied, respectively, be effective when delivered to the courier, deposited in the mails or sent on the telecopier, respectively, addressed as aforesaid.

                  (d) Fees, Costs and Expenses. Irrespective of whether the Closing is effected, the Company shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement. If the Closing is effected, the Company shall, at the Closing, reimburse the reasonable fees of Stradling, Yocca, Carlson & Rauth, special counsel for the Investors, not to exceed an aggregate of $25,000, and shall upon receipt of a bill therefor, reimburse the out of pocket expenses of such counsel. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement or the Certificate of Designation, the prevailing party shall be entitled to reasonable attorney's fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

                  (e) Binding Effect, Assignment. Except as otherwise specifically provided for herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any of the shares sold hereunder). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

                  (f) Survival of Representations and Warranties. All representations and warranties made in this Agreement shall survive the execution and delivery hereof, the Closing

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hereunder, and any examination made by the Investors for a period of eighteen
(18) months following the Closing.

                  (g) Prior Agreements. This Agreement constitutes the entire agreement between the parties and supersedes any prior understandings or agreements concerning the subject matter hereof.

                  (h) Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

                  (i) Public Disclosure. The Company shall consult with the holders of a majority of the outstanding Preferred Stock prior to making the initial public disclosure concerning the transactions contemplated hereby.

                  (j) Governing Law. This Agreement shall be governed by and construed in accordance with, the laws of the State of California without giving effect to principles of conflict of laws.

                  (k) Headings. Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not-constitute a part of this Agreement for any other purpose.

                  (l) Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and either of the parties hereto may execute this Agreement by signing any such counterpart.

         IN WITNESS WHEREOF, the Company and the Investors have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                                     THE CERPLEX GROUP, INC.


                                     By:
                                         ------------------------------------
                                     Title:
                                            ---------------------------------


                                     SPROUT GROWTH II, L.P.

                                     By: DLJ Capital Corporation
                                         Its:  General Managing Partner


                                         By:
                                             --------------------------------
                                               Robert Finzi, Attorney-in-Fact


                                     DLJ CAPITAL CORPORATION


                                     By:
                                         ------------------------------------


                                     SCORPION OFFSHORE INVESTMENT
                                     FUND


                                     By:
                                         ------------------------------------

                                     Title:
                                            ---------------------------------


                                     THE & TRUST


                                     By:
                                         ------------------------------------

                                     Title:
                                            ---------------------------------

                                     CHESTNUT PACIFIC LTD. PARTNERS


                                     By:
                                         ------------------------------------

                                     Title:
                                            ---------------------------------


                                     STANDARD GLOBAL EQUITY PARTNERS
                                     L.P.


                                     By:
                                         ------------------------------------

                                     Title:
                                            ---------------------------------


                                     STANDARD PACIFIC CAPITAL
                                     OFFSHORE FUND LTD.


                                     By:
                                         ------------------------------------

                                     Title:
                                            ---------------------------------


                                     COMMON FUND EQUITY FUND


                                     By:
                                         ------------------------------------

                                     Title:
                                            ---------------------------------


                                     ----------------------------------------
                                     MALCOLM FAIRBAIRN



                                     ----------------------------------------
                                     EMILY FAIRBAIRN



                                     ----------------------------------------
                                     ANDREA MARTIN



                                     ----------------------------------------
                                     NITIN T. MEHTA

                                     PEAK INVESTMENT LIMITED
                                     PARTNERSHIP


                                     By:
                                         ------------------------------------

                                     Title:
                                            ---------------------------------


                                     PLEIADES INVESTMENT PARTNERS


                                     By:
                                         ------------------------------------

                                     Title:
                                            ---------------------------------


                                     WHITMAN PARTNERS, L.P.


                                     By:
                                         ------------------------------------

                                     Title:
                                            ---------------------------------


                                     MAHUMA N.V.


                                     By:
                                         ------------------------------------

                                     Title:
                                            ---------------------------------

                                   SCHEDULE A

                              SCHEDULE OF INVESTORS

                                             Shares of Series B     Aggregate Purchase
                  Investor                     Preferred Stock            Price
                  --------                   ------------------     ------------------
Sprout Growth II, L.P.
3000 Sand Hill Road
Building 4, Suite 270
Menlo Park, CA  94025
Attn:  Robert Finzi                                 2,269              $ 2,269,000

DLJ Capital Corporation
3000 Sand Hill Road
Building 4, Suite 270
Menlo Park, CA  94025
Attn:  Robert Finzi                                   231              $   231,000

Scorpion Offshore Investment Fund
c/o Standard Pacific Capital LLC
600 California Street, 18th Floor
San Francisco, CA  94108
Attn:  Daniel S. Martin                             1,575              $ 1,575,000

The & Trust
c/o Standard Pacific Capital LLC
600 California Street, 18th Floor
San Francisco, CA  94108
Attn:  Daniel S. Martin                               103              $   103,000

Chestnut Pacific Ltd. Partners
c/o Standard Pacific Capital LLC
600 California Street, 18th Floor
San Francisco, CA  94108
Attn:  Daniel S. Martin                               183              $   183,000

Standard Global Equity Partners L.P.
c/o Standard Pacific Capital LLC
600 California Street, 18th Floor
San Francisco, CA  94108
Attn:  Daniel S. Martin                               373              $   373,000

Standard Pacific Capital Offshore Fund Ltd.
c/o Standard Pacific Capital LLC
600 California Street, 18th Floor
San Francisco, CA  94108
Attn:  Daniel S. Martin                               157              $   157,000

Common Fund Equity Fund
c/o Standard Pacific Capital LLC
600 California Street, 18th Floor
San Francisco, CA  94108
Attn:  Daniel S. Martin                                109           $   109,000

Malcolm and Emily Fairbairn
16117 Sunset Boulevard, Apt. 203
Pacific Palisades, CA  90272                           100           $   100,000

Andrea Martin
84 Willowbrook Road
Longmeadow, MA  01106                                   10           $    10,000

Nitin T. Mehta
58 Greenoaks Drive
Atherton, CA  94027                                    200           $   200,000

Peak Investment Limited Partnership
One Financial Center, Suite 1600
Boston, MA  02111
Attn:  Peter H. Kamin                                1,000           $ 1,000,000

Pleiades Investment Partners
c/o Peak Investment Limited Partnership
One Financial Center, Suite 1600
Boston, MA  02111
Attn:  Peter H. Kamin                                  300           $   300,000

Whitman Partners, L.P.
c/o Whitman Capital
One Sansome Street, 18th Floor
San Francisco, CA  94104
Attn:  Douglas F. Whitman                            1,332           $ 1,332,000

Mahuma N.V.
c/o Whitman Capital
One Sansome Street, 18th Floor
San Francisco, CA  94104
Attn:  Douglas F. Whitman                               58           $    58,000

                           TOTALS:                   8,000           $ 8,000,000
                                                     =====           ===========

                                   SCHEDULE B

                             SCHEDULE OF EXCEPTIONS

                                    EXHIBIT A


               (FOURTH AMENDMENT TO REGISTRATION RIGHTS AGREEMENT)

                                    EXHIBIT B


                          (CERTIFICATE OF DESIGNATION)

                                    EXHIBIT C


                 (LEGAL OPINION OF BROBECK, PHLEGER & HARRISON)